NovaStar Financial Announces 2005 and Fourth-Quarter Results

And Earnings Conference Call

Management Offers Guidance of At Least $5.60 in Dividends for 2006

KANSAS CITY, Mo. – February 27, 2006 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage Real Estate Investment Trust, today reported quarterly and year-end results.

On February 10, 2006, NovaStar announced that it was postponing its fourth-quarter earnings release and conference call until it obtained legal opinions to support certain tax positions. The Company has obtained these legal opinions, which confirm the previous advice of external advisors on which the Company based these tax positions.

The NovaStar fourth-quarter investor conference call is scheduled for 10:30 a.m. Central time (11:30 a.m. Eastern time) on February 28, 2006. The conference call will be webcast live and archived on the Company’s website at www.novastarmortgage.com. To participate in the call, please contact 800-289-0507 approximately 15 minutes before the scheduled start of the call. A copy of the presentation slides will be available on the website by 9:30 a.m. Central time (10:30 a.m. Eastern time). For investors unable to participate in the live event, a replay will be available until March 7, 2006 at 888-203-1112. The confirmation code for the replay is 2822943.

Full-year 2005 performance highlights:

•	Net income available to common shareholders grew 21 percent to $132.5 million.
•	Earnings per share available to common shareholders were $4.42 vs. $4.24 a year earlier.
•	NovaStar originated $9.3 billion in nonconforming loans, up 10 percent from 2004.
•	Portfolio of loans under management was $14.0 billion, up 15 percent from 2004.
•	Book value grew 21 percent to $15.08 per share, from $12.49 a year earlier.
•	Return on average common equity was 31.5 percent, vs. 33.5 percent in 2004.

Fourth-quarter performance highlights:

•	Net income available to common shareholders grew 16 percent to $26.4 million.
•	Earnings per share available to common shareholders were $0.84 vs. $0.85 a year earlier.
•	Fourth-quarter originations were $2.2 billion, down 2 percent from the prior-year period.
•	Cost of wholesale production declined 35 basis points, year over year, to 2.32 percent.

Common-stock dividend highlights:

•	Declared $5.60 per share in 2005 dividends, including $1.40 in the fourth quarter.
•	Dividends for 2006 are expected to total at least $5.60 per share.

“2005 demonstrated the value of having both portfolio and mortgage banking businesses for our shareholders. Strong portfolio earnings more than compensated for weakness in our mortgage banking business, primarily because of better than expected credit performance driven by rising home prices,” said Scott Hartman, Chief Executive Officer. “Our priorities for 2006 continue to focus on cost disciplines in our mortgage banking operations and managing a portfolio to deliver attractive risk-adjusted returns.”

For full-year 2005, NovaStar reported $132.5 million in net income available to common stockholders, up 21 percent from 2004. Earnings per share available to common stockholders was $4.42, a 4 percent increase on a larger number of shares outstanding compared with $4.24 in 2004. Portfolio net interest income for 2005 was $219.9 million, an increase of 49 percent.

Fourth-quarter net income available to common stockholders was $26.4 million, up 16 percent from the fourth quarter of 2004. Earnings per share available to common stockholders were $0.84 in the fourth quarter, verses $0.85 a year earlier, on 17 percent more diluted shares outstanding. Portfolio net interest income was $57.5 million, an increase of 45 percent.

Greg Metz, Senior Vice President and Chief Financial Officer, noted: “2005 was clearly a challenging year with significant margin compression driven by a highly competitive mortgage banking environment. We proactively focused on cost controls and business efficiencies to mitigate the impact of tighter spreads. These efforts resulted in a 35 basis point reduction in the cost of wholesale production. We will continue to focus on cost containment and production efficiencies in 2006.”

Dividend Guidance

NovaStar’s management believes dividends declared for common stockholders during calendar 2006 will total at least $5.60 per share. consistent with regular quarterly dividends of $1.40 per share the company has declared since October 2004. The amount and timing of future dividends are determined by the Board of Directors based on REIT tax requirements, the company’s financial condition and business trends at the time, so this dividend guidance is subject to change as necessary.

Estimated 2005 taxable income available to stockholders was $285 million, and approximately $76 million in dividends declared to date were applicable to 2005 taxable income (see table).

Dividend Carry-over Analysis
(In millions)

Estimated 2005 REIT taxable income	$285
Less: dividend declarations to date applied to 2005 taxable income	(76)
Estimated 2005 REIT taxable income remaining to be distributed	$ 209

Portfolio Management

Loans under management were $14.0 billion at December 31, 2005, up 15 percent from a year earlier but reflecting a slight decline verses the third quarter. NovaStar securitized $1.7 billion in nonconforming loans in the fourth quarter and sold $421 million in loans to other financial institutions. Fourth-quarter annualized average return on assets in the portfolio was 1.65 percent, compared to 1.35 percent in the fourth quarter of 2004.

“We continue to build NovaStar’s portfolio for the long term, and loans under management grew during 2005. In the fourth quarter, however, seasonally lower mortgage originations, brisk repayment activity and significant whole loan sales caused a slight drop in the overall size of the portfolio. Our priority remains to invest profitably in these assets and manage the risks for NovaStar shareholders,” said Mike Bamburg, Senior Vice President and Chief Investment Officer.

Fourth-quarter earnings in accordance with generally accepted accounting principles in the United States of America (GAAP) included mark to market pretax gains of $3.2 million relating to derivative instruments and impairments of $7.6 million in the valuation of securities. Accounting rules for portfolio-related transactions can introduce volatility in quarterly GAAP earnings as a result of market movements in interest rates, but NovaStar employs hedging to mitigate risk and manage the portfolio in the interest of long-term shareholder value.

Mortgage Banking

NovaStar originated $2.2 billion in nonconforming loans in the fourth quarter, down 2 percent from a year earlier. Wholesale production accounted for about 75 percent of fourth-quarter originations. Average cost of wholesale production was 2.32 percent in the quarter, down from 2.67 percent a year earlier.

Excluding option ARM products, the weighted-average coupon for the fourth quarter was 8.06 percent, somewhat improved compared with the prior year and first three quarters of 2005. Credit quality of originations in the quarter also strengthened slightly from a year earlier, with a weighted-average FICO credit score of 635 and an average loan-to-value ratio of 80.9 percent.

Liquidity and Borrowing Capacity

NovaStar maintained strong liquidity and raised additional capital in the third quarter to fund the growth of its portfolio. As of December 31, 2005, NovaStar had borrowing capacity of $3.5 billion from major lenders. Cash and available liquidity totaled $265 million.

Focus on Key Metrics

In addition to full reporting under GAAP, NovaStar provides information on key performance metrics related to stockholder value:

Summary of Key Performance Metrics

(In thousands, except per share data)

	Fourth Quarter			Year Ended December 31
	2005	2004	Change	2005	2004	Change
Earnings (GAAP)
Net Income available to common	$26,445	$22,786	16%	$132,471	$109,124	21%
EPS available to common (diluted)	$0.84	$0.85	-1%	$4.42	$4.24	4%
Return on average equity	20.10%	24.40%		28.10%	31.80%
Return on average common equity	21.80%	27.90%		31.50%	33.50%

REIT Taxable Income & Dividends
Est. REIT taxable income	$60,727	-	-	$285,403	$256,820(A)	11%
Est. REIT taxable income per common share	$1.89	-	-	$8.87	$9.13	-3%
Dividends declared per common share	$1.40	$2.65	-47%	$5.60	$6.75	-17%

Lending & Originations
Nonconforming loan production	$2,198,339	$2,235,029	-2%	$9,283,138	$8,424,361	10%
Cost of wholesale production (B)	2.32%	2.67%		2.39%	2.53%

Portfolio Performance
Portfolio loans under management	$13,987,730	$12,130,182	15%	$13,987,730	$12,130,182	15%
Portfolio net interest income	$57,545	$39,604	45%	$219,931	$147,425	49%
Portfolio return on average assets	1.65%	1.35%		1.64%	1.53%

Common Stock Data
High market price per share	$33.01	$56.82		$48.15	$67.49
Low market price per share	$26.20	$41.34		$26.20	$30.97
Book value per common share (diluted)	$15.08	$12.49	21%	$15.08	$12.49	21%
(A)	Actual
(B)	As required by Regulation G, a reconciliation of cost of production to the most directly comparable GAAP financial measure is set forth in the table attached as Exhibit 1 to this press release.

Core Earnings

In addition to GAAP earnings, NovaStar evaluates quarterly performance using core earnings, a management measure that adjusts net income and EPS to exclude quarterly timing differences due to the accounting treatment of hedging and mortgage loans. Core earnings for the quarter were $28.0 million, or $0.89 per diluted share.

Core Earnings (Adjusted from GAAP) (A)
	Fourth Quarter
(In millions, except per share data)	2005	2004	Change

Core earnings (Net income excluding hedging gain/loss)	$28.0	$17.5	60%
Core earnings per share available to common shareholders, fully diluted	$0.89	$0.65	37%
(A)	As required by Regulation G, a reconciliation of core earnings to the most directly comparable GAAP financial measure is set forth in the table attached as Exhibit 2 to this press release.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, sells, invests in, and services residential nonconforming loans. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, including quarterly portfolio data, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size and frequency of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts; changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us or other legal contingencies; the impact of losses resulting from natural disasters; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Quarterly Report on Form 10-Q, for the period ending September 30, 2005. Other factors not presently identified may also cause actual results to differ.

This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

CONTACT:

NovaStar Financial, Inc.

Jeffrey A. Gentle, 816-237-7424 (Investor Relations)

Exhibit 1

NovaStar Financial Inc.

Reconciliation of GAAP General and Administrative Expenses to Total Cost of Wholesale Production

(dollars in thousands, except wholesale production as a percentage)

The following table is a reconciliation of overhead costs included in our cost of wholesale production to general and administrative expenses, presented in accordance with accounting principles generally accepted in the United States of America (GAAP) and the resulting cost of production. We believe this presentation provides useful information regarding our financial performance because it more accurately reflects the direct costs of loan production and allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial statements, and provides useful information regarding our financial performance. Management uses this measure for the same purpose. However, this presentation is not intended to be used as a substitute for financial results prepared in accordance with GAAP.

Cost of Wholesale Production

(dollars in thousands, except total cost of wholesale production as a percentage)

	For the Twelve Months		For the Three Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
General and administrative expenses	$215,397	$207,730	$51,805	$59,047
Mortgage portfolio management general and administrative expenses	(14,450)	(7,473)	(2,521)	(2,049)
Loan servicing general and administrative expenses	(34,515)	(24,698)	(9,332)	(7,507)
Branch operations general and administrative expenses	(37,813)	(58,676)	(9,802)	(16,979)
Consolidation eliminations	-	10,180	-	2,165
Mortgage lending general and administrative expenses	128,619	127,063	30,150	34,677
Direct origination costs classified as a reduction in gain-on-sale	41,548	44,641	8,334	10,967
Other lending expenses	(32,999)	(42,930)	(5,817)	(10,100)
Wholesale overhead costs	137,168	128,774	32,667	35,544
Premium paid to broker, net of fees collected	49,612	53,007	8,910	12,962
Total cost of wholesale production	$186,780	$181,781	$41,577	$48,506

Wholesale production, principal (A)	$7,823,677	$7,185,773	$1,790,964	$1,819,127
Total cost of wholesale production, as a percentage	2.39%	2.53%	2.32%	2.67%
(A)

Includes loans originated through NovaStar Home Mortgage, Inc. and purchased by our wholesale division in NovaStar Mortgage, Inc. Only the costs borne by our wholesale division are included in the total cost of wholesale production.

Exhibit 2

NovaStar Financial, Inc.

Reconciliation of GAAP Income to Core Income

(Dollars in thousands, except per share data)

	2003	2004				2005
	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q

GAAP Net Income Available to Common Shareholders	$ 35,208	$ 29,650	$ 33,963	$ 22,725	$ 22,786	$ 33,540	$ 37,856	$ 34,630	$ 26,445

Mark to Market adjustment of Derivative Instruments - previous qtr.	$ (4,506)	$ 103	$ (4,331)	$ 7,783	$ (2,572)	$ 2,675	$ 3,370	$ (3,278)	$ 2,171
Mark to Market adjustment of Derivative Instruments - current qtr.	(103)	4,331	(7,783)	2,572	(2,675)	(3,370)	3,278	(2,171)	(629)
Adjustment to Compute Core Income	(4,609)	4,434	(12,114)	10,355	(5,247)	(695)	6,648	(5,449)	1,542

Core Income Available to Common Shareholders	$ 30,599	$ 34,084	$ 21,849	$ 33,080	$ 17,539	$ 32,845	$ 44,504	$ 29,181	$ 27,987

Fully Diluted GAAP EPS	$ 1.45	$ 1.17	$ 1.34	$ 0.89	$ 0.85	$ 1.19	$ 1.29	$ 1.12	$ 0.84
Fully Diluted Core EPS	1.26	1.35	0.86	1.30	0.65	1.17	1.52	0.94	0.89

Fully Diluted Shares	24,342	25,274	25,377	25,455	26,937	28,111	29,295	30,962	31,549

Core income is not a measure of income in accordance with generally accepted accounting principles (GAAP). It is calculated as GAAP income less net unrealized gains/losses on trading account derivatives, plus unrealized gains/losses on trading account derivatives from the previous reporting period. Management believes that core income is useful to investors because it can provide relevant information regarding the current earnings power of the Company.

At the end of a reporting period, the company holds mortgage loans awaiting securitization. The company also holds derivative instruments, used to hedge interest rate risk in the mortgage loans. GAAP accounting standards require these mortgage loans to be carried on the balance sheet at the lower of cost or market, and any gain taken upon sale (usually in the following quarter). However, changes in value of the derivatives are recognized through the income statement. This creates a timing difference when the asset and hedge gain/loss are recognized in different periods.

The company's core income measure attempts to match the change in value of mortgage loans awaiting securitization with the change in value of derivative instruments used to hedge interest rate risk. Core income, as defined by the company, excludes current period valuation adjustments to derivatives in its trading account and includes valuation adjustments to derivatives in its trading account from the prior reporting period. This adjustment to GAAP income essentially moves the gain/loss in its trading account derivatives into the following period, when the mortgage loans being hedged are sold through securitization.

NovaStar Financial, Inc.

Summary of Gains on Sales of Mortgage Assets

(dollars in thousands) (unaudited)

	For the Three Months Ended

	12/31/2005%		9/30/2005%		12/31/2004%
Securitizations:
Net whole loan sales price	$1,752,573	101.21%	$2,175,288	101.64%	$2,562,436	102.50%
Cost basis of loans sold	(1,742,453)	-100.63%	(2,162,506)	-101.04%	(2,531,528)	-101.26%
Securitization expenses	(4,543)	-0.26%	(5,478)	-0.26%	(9,187)	-0.37%

Gains on mortgage loans transferred
in securitizations	$5,577	0.32%	$7,304	0.34%	$21,721	0.87%

Loan principal sold	$1,731,570		$2,140,171		$2,500,000
Gain as a % of principal sold	0.32%		0.34%		0.87%

Nonconforming Loan Sales to Third Parties:
Net whole loan sales price	$426,281	101.29%	$500,562	102.14%	$-	0.00%
Cost basis of loans sold	(425,340)	-101.07%	(496,310)	-101.27%	-	0.00%
					-
Gains on sales of nonconforming
Loans to third parties	$941	0.22%	$4,252	0.87%	$-	0.00%

Loan principal sold	$420,836		$490,067		$-
Gain as a % of principal sold	0.22%		0.87%		0.00%

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	12/31/2005	9/30/2005	12/31/2004	12/31/2005	12/31/2004
NovaStar Financial Inc. Income Statement Data
Interest income	$78,503	$88,083	$60,200	$299,772	$224,024
Interest expense	22,170	25,044	16,790	80,843	52,590
Fee income	8,264	12,038	14,979	46,286	50,752
Gains on sales of mortgage assets	6,389	10,829	21,581	68,173	144,950
Gains (losses) on derivative instruments	4,880	6,522	8,914	18,155	(8,905)
Impairment on mortgage securities available-for-sale	(7,553)	(8,328)	(7,210)	(17,619)	(15,902)
General and administrative expenses	51,805	52,114	59,407	215,397	207,730
Income before tax expense (benefit)	21,488	35,207	24,129	132,697	136,264
Income tax expense (benefit)	(7,224)	(2,357)	(1,461)	(10,900)	9,526
Income from continuing operations	28,712	37,564	25,590	143,597	126,738
Loss from discontinued operations, net of income tax	(603)	(1,271)	(1,140)	(4,473)	(11,349)
Preferred dividends	(1,664)	(1,663)	(1,664)	(6,653)	(6,265)
Net income available to common shareholders	26,445	34,630	22,786	132,471	109,124

Basic earnings per share
Income from continuing operations available to common
shareholders	$0.87	$1.17	$0.90	$4.61	$4.76
Loss from discontinued operations, net of income tax	$(0.02)	$(0.04)	$(0.04)	$(0.15)	$(0.45)
Net income available to common shareholders	$0.85	$1.13	$0.86	$4.46	$4.31
Diluted earnings per share
Income from continuing operations available to common
shareholders	$0.86	$1.16	$0.89	$4.57	$4.68
Loss from discontinued operations, net of income tax	$(0.02)	$(0.04)	$(0.04)	$(0.15)	$(0.44)
Net income available to common shareholders	$0.84	$1.12	$0.85	$4.42	$4.24
Dividends declared per common share	$1.40	$1.40	$2.65	$5.60	$6.75
Dividends declared per preferred share	$0.56	$0.56	$0.56	$2.23	$2.11
Book value per diluted share	$15.08	$15.52	$12.49	$15.08	$12.49

	As of
	12/31/2005	9/30/2005	12/31/2004
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans - held for sale	$1,291,556	$1,231,280	$747,594
Mortgage loans - held in portfolio	28,840	42,480	59,527
Mortgage securities - available for sale	505,645	541,948	489,175
Mortgage securities - trading	43,738	-	143,153
Total assets	2,335,734	2,230,345	1,861,311
Borrowings	1,619,812	1,531,891	1,295,422
Stockholders' equity	564,220	557,385	426,344

	For the Three Months Ended			For the Twelve Months Ended
	12/31/2005	9/30/2005	12/31/2004	12/31/2005	12/31/2004
Other Data:
Servicing portfolio	$14,030,697	$14,094,048	$12,151,196	$14,030,697	$12,151,196
Loans sold for cash - Non-conforming wholesale	$420,836	$490,067	$-	$1,138,098	$-
Loans securitized	$1,731,570	$2,140,171	$2,500,000	$7,621,030	$8,329,804
Percent of securitized loans covered by mortgage insurance	53%	51%	45%	51%	45%
Weighted average coupon of mortgage loans - held for sale	8.1%	7.6%	7.7%	8.1%	7.7%

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
		As a %		As a %		As a %
	12/31/2005	of Total	9/30/2005	of Total	12/31/2004	of Total
Non-conforming loan origination volume
Non-conforming
Wholesale	$1,645,769	75%	$2,036,262	73%	$1,485,429	66%
Correspondent/Bulk	200,393	9%	266,926	10%	313,838	14%
Retail	352,177	16%	476,128	17%	435,762	20%
Total non-conforming production volume	$2,198,339	100%	$2,779,316	100%	$2,235,029	100%

# of funding days in the quarter	60		64		61
Average originations per funding day	$36,639		$43,427		$36,640

Retail production volume
Non-conforming
Sold to non-affiliates	$139,393	23%	$131,148	17%	$432,532	31%
Held by NMI	352,177	59%	476,128	62%	435,762	31%
Total non-conforming	491,570	82%	607,276	79%	868,2944	62%

Conforming	109,823	18%	166,457	21%	532,320	38%

Total retail production volume	$773,733	100%	$773,733	100%	$1,400,614	100%

	For the Three Months Ended 12/31/05
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total

Summary by Credit Grade
660 and above	7.29%	82.3%	702	35%
620 to 659	7.76%	81.2%	639	24%
580 to 619	8.25%	80.9%	599	20%
540 to 579	8.80%	79.4%	560	14%
539 and below	9.24%	75.9%	527	7%

	7.94%	80.9%	635	100%

Summary by Program Type
2-Year Fixed	8.29%	81.0%	611	53%
2-Year Fixed IO	7.26%	80.8%	667	23%
3-Year Fixed	7.52%	75.9%	633	1%
3-Year Fixed IO	7.03%	79.1%	666	1%
5-Year Fixed	7.15%	72.5%	659	0%
5-Year Fixed IO	7.14%	78.3%	664	0%
15-Year Fixed	8.99%	81.7%	649	1%
30-Year Fixed	7.72%	75.7%	640	11%
30-Year Fixed IO	7.10%	73.0%	674	1%
Other Products	9.64%	92.1%	666	7%
MTA	1.84%	75.0%	711	2%

	7.94%	80.9%	635	100%
Weighted Average Coupon Excluding MTA	8.06%